Filed pursuant to Rule No. 424(b)(3)
                                          File Number 333-72626


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated December 3, 2001)

                                $1,483,179,000
                       US BANCORP [Registered Trademark]
    Contingent Zero-Coupon Accreting Redeemable Securities(SM) (CZARS) (SM)
                      (Convertible Senior Notes) Due 2021
                                      and
                          Common Stock Issuable upon
                            Conversion of the CZARS


     This prospectus supplement supplements the prospectus dated December 3, 2001 of U.S. Bancorp relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,483,179,000 aggregate principal amount at maturity of CZARS and the shares of common stock issuable upon conversion of the CZARS. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

     Investing in the CZARS or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 8 of the prospectus.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is December 20, 2001.

     The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders:


                                                                                  Number of
                                                                                  Shares of
                                 Aggregate Principal        Percentage          Common Stock         Percentage of
                                Amount at Maturity of        of CZARS            That May be         Common Stock
Name                            CZARS That May be Sold      Outstanding            Sold(1)          Outstanding(2)
----                            ----------------------      -----------         ------------        --------------
Deutsche Banc Alex Brown,
      Inc.                            $22,000,000              1.5%                 531,146                *
Julius Baer Multibond
     Convertbond                       $1,500,000                *                   36,214                *


     Additionally, the following contains updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

                                                                                  Number of
                                                                                  Shares of
                                 Aggregate Principal        Percentage          Common Stock         Percentage of
                                Amount at Maturity of        of CZARS            That May be         Common Stock
Name                            CZARS That May be Sold      Outstanding            Sold(1)          Outstanding(2)
----                            ----------------------      -----------         ------------        --------------
Granville Capital Corporation         $15,000,000              1.0%                 362,145                *
Salomon Smith Barney Inc.             $38,107,000              2.6%                 920,017                *
All other holders of CZARS or
  future transferees,
  pledgees, donees, assignees
  or successors of any
  holders(3)(4).............         $168,570,000              11.4%              4,069,785                *
                                ----------------------      -----------         ------------        --------------

*     Less than one percent (1%).
(1)   Assumes conversion of all of the holder's CZARS at a conversion rate of 24.1430 shares of common stock per
      $1,000 principal amount at maturity of the CZARS. This conversion rate is subject to adjustment, however, as described under "Description of the CZARS-Conversion rights" in the attached prospectus.  As a result, the number of shares of common stock issuable upon conversion of the CZARS may increase or decrease in the future.
(2)   Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 1,969,001,279 shares of common stock outstanding as of September 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's CZARS, but we did not assume conversion of any other holder's CZARS.
(3)   Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4)   Assumes that any other holders of CZARS, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of CZARS, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the CZARS at the initial conversion rate.
